EXHIBIT 5.5

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London Los Angeles New York The Woodlands Washington, DC

February 14, 2008

Flotek Industries, Inc.

2930 West Sam Houston Parkway North, Suite 300

Houston, Texas 77043

Re: Flotek Industries, Inc. – Common Stock issuable upon conversion of $115,000,000 aggregate principal amount of its 5.25% Convertible Senior Notes due 2028

Ladies and Gentlemen:

We have acted as special counsel to Flotek Industries, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $115,000,000 principal amount of 5.25% Convertible Senior Notes due 2028 (the “Notes”) issued by the Company pursuant to the Registration Statement on Form S-3 (Commission File No. 333-148384), as amended (the “Registration Statement”), and the final Prospectus dated February 11, 2008 filed pursuant to Rule 424(b) with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Company of the Notes and the shares of the Company’s common stock, par value $.0001 per share, issuable upon conversion of the Notes (such shares, the “Common Stock”). The Notes are being issued under an Indenture, dated as of February 14, 2008, among the Company, the guarantors and the trustee thereunder, as amended and supplemented by the First Supplemental Indenture thereto, dated as of February 14, 2008, among the Company, the guarantors and the trustee thereunder (as so amended and supplemented, the “Indenture”).

As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law (the “DGCL”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Stock, when issued and delivered by the Company upon conversion of the Notes in accordance with the terms of the Notes and the Indenture at

Flotek Industries, Inc.

February 14, 2008

conversion prices at or in excess of the par value per share of Common Stock, will be duly authorized, validly issued, fully paid and nonassessable.

We express no opinion other than as to the federal laws of the United States of America and the DGCL (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ ANDREWS KURTH LLP